Exhibit 10.1

EMPLOYMENT AGREEMENT
This Employment Agreement, dated August 22, 2012 (the “Effective Date”) is between Glowpoint, Inc., a Delaware corporation (the “Company”), and Alp Tolga Sakman ("Employee").
WHEREAS, the Company and the Employee desire to enter in an agreement with the following provisions as set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	POSITION AND RESPONSIBILITIES.
1.1    Position. Employee is employed by the Company to render services to the Company in the position of Chief Financial Officer and SVP of Corporate Development. Employee shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties consistent with his position now or hereafter assigned to Employee by the Chief Executive Officer of the Company. Employee shall abide by the rules, regulations and practices of the Company as adopted or modified from time to time in the Company’s reasonable discretion.
1.2    Other Activities. Employee shall devote his full business time, attention and skill to perform any assigned duties, services and responsibilities, consistent with the position of Chief Financial Officer and SVP of Corporate Development, while employed by the Company, for the furtherance of the Company's business, in a diligent, loyal and conscientious manner. Except upon the prior written consent of the Board of Directors, Employee will not, during the Term (as defined below): (a) accept any other employment; or (b) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that interferes with Employee’s duties and responsibilities hereunder or creates a conflict of interest with the Company.
1.3    No Conflict. Employee represents and warrants that Employee’s execution of this Agreement, Employee’s employment with the Company, and the performance of Employee’s proposed duties under this Agreement will not violate any obligations Employee may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

2.	COMPENSATION AND BENEFITS.
2.1    Base Salary. In consideration of the services to be rendered under this Agreement and so long as Employee remains employed by the Company, the Company shall pay Employee a salary of not less than $220,000 per year (as such may be increased by the Company from time to time, the "Base Salary"). The Base Salary shall be paid in accordance with the Company’s regularly established payroll practice. Employee’s Base Salary will be reviewed from time to time in accordance with the established procedures of the Company.
2.2    Equity.
(a)    As part of Employee’s previous executive position, the Company previously issued shares of restricted common stock of the Company ("Restricted Stock") in the total amount of 100,000 shares, and stock options (“Options”) in the total amount of 75,000 shares, of which, 50% (37,500 shares) have a strike price of $3.02 and 50% (37,500) have a strike price of $3.47; In consideration of the services to be rendered under this Agreement and so long as Employee remains employed by the Company, the Company will issue additional shares of Restricted Stock in the amount of 50,000 shares on the Effective Date. All equity issuances are governed by the Company’s standard form of Restricted

Exhibit 10.1

Stock Award Agreement and Stock Option Agreement, as applicable; provided, that, in no way limiting the terms of Section 3.3(c) below, any additional agreements pertaining to new grants of Restricted Stock or Options shall expressly state that such securities shall become unrestricted and fully vested, as applicable, upon the occurrence of a Change in Control or Corporate Transaction (as each is defined in the Glowpoint, Inc. 2007 Stock Incentive Plan (as amended, the “2007 Plan”)).
(b)    Other than as expressly provided herein, the terms and conditions governing the shares of Restricted Stock and Options shall be set forth in the applicable equity award agreement.
2.3    Incentive Compensation. No later than sixty days after the Effective Date, Employee and the Chief Executive Officer will establish mutually agreed upon appropriate goals and metrics applicable to Employee's performance under this Agreement. Such goals and metrics will be taken into consideration by the Compensation Committee of the Board of Directors in determining the amount, if any, of incentive compensation to be paid to Employee each year. Updated goals and metrics will be established no later than 60 days after the start of each new calendar year. Employee will be eligible to receive incentive compensation with a target of forty percent (40%) of his Base Salary annually. The determination of the awarding of any incentive compensation to Employee shall be at the sole discretion of the Compensation Committee. The Company shall pay the incentive compensation no later than March 15 following the calendar year for which the Employee earned the incentive compensation.
2.4    Benefits. Employee shall be eligible to participate in all benefits made generally available by the Company to similarly-situated employees, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.
2.5    Expenses. The Company shall reimburse Employee for reasonable travel and other business expenses incurred by Employee in the performance of Employee’s duties hereunder in accordance with the Company’s expense reimbursement guidelines, as they may be amended in the Company's sole discretion.
2.6    Vacation. Employee will be entitled to accrue four (4) weeks of paid vacation per year. Such vacation may be carried over from year to year only as permitted by the Company’s then-current employee handbook.

3.	TERM AND SEVERANCE.
3.1    Term. The initial term of this Agreement expires on December 31, 2013 (the “Initial Term”). If the Company does not provide Employee with written notice of non-renewal of this Agreement at least six (6) months prior to expiration, then this Agreement shall automatically renew for additional one-year periods (each, a “Renewal Term” and, together with the Initial Term, the “Term”). If the Company does provide Employee with written notice of non-renewal of this Agreement at least six (6) months prior to expiration of the current Term, then this Agreement shall automatically expire as of the expiration date for such Term (an “Expiration Event”). Notwithstanding the foregoing, either the Company or Employee may terminate Employee’s employment hereunder at any time, for any reason or no reason at all so long as they comply with the terms of this Section 3.
3.1    Termination for Cause or Voluntary Resignation. If Employee is terminated for Cause (as defined below) or if Employee voluntarily resigns, Employee will be entitled to his Base Salary and other benefits through the last day actually worked. Thereafter, all benefits, compensation and perquisites of employment will cease.
3.2    Termination Without Cause, Resignation for Good Reason, Expiration or Death. If (a) Employee is terminated without Cause (as defined below) or Employee resigns for Good Reason (as defined below) or an Expiration Event occurs or Employee dies (each, a “Qualifying Termination Event”), (b) there exists a “separation from service” as defined under the Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), (c) Employee executes the Company’s standard form of release and waiver

Exhibit 10.1

(the “Release”) and the Release becomes irrevocable and effective in accordance with its terms within thirty (30) days after Employee’s separation from service, and (d) Employee is not in material breach of any of the terms and conditions of this Agreement, then Employee shall be entitled to the following benefits, payable commencing with the payroll period immediately following the effective date of the Release:
(a)    Cash severance payments equal to six (6) months of his current Base Salary, which severance shall be paid as salary continuation in accordance with the Company’s regular payroll practices, plus a lump-sum payment in an amount equal to the prorated portion of the annual bonus for the current fiscal year, as determined at the established target performance levels for Employee and accrued by the Company (collectively, the “Severance Payments”); provided, that notwithstanding the foregoing, in the event that a Change of Control or Corporate Transaction (as each is defined in the 2007 Plan) shall occur, (i) the Base Salary portion of the Severance Payments shall be increased from six (6) months to twelve (12) months and (ii) if such Change of Control or Corporate Transaction constitutes a "change in the ownership", a "change in the effective control" or a "change in the ownership of a substantial portion of the assets" of the Company within the meaning of Section 409A of the Code, the payment of all unpaid Severance Payments will be accelerated and become immediately due and payable (A) upon the consummation of such Change of Control or Corporate Transaction if a Qualifying Termination Event has already occurred or (B) as of the effective date of such Qualifying Termination Event, if the separation from service occurs within the two-year period immediately following the Change of Control or Corporate Transaction;
(b)    If Employee timely elects COBRA coverage, the Company will pay for COBRA coverage on Employee’s behalf (less the employee contribution portion, if any, immediately prior to such separation from service) until the earlier to occur of (i) the date Employee is entitled to receive substantially similar health insurance coverage from another source and (ii) the date that is six (6) months after such separation from service; provided, that notwithstanding the foregoing, in the event that a Change of Control or Corporate Transaction shall occur, the duration of COBRA coverage shall be extended from six (6) months to twelve (12) months; and
3.3    Definition of Cause. For purposes of this Agreement, Cause shall mean, in the judgment of the Company: (a) Employee willfully engages in any act or omission which is in bad faith and to the detriment of the Company; (b) Employee exhibits unfitness for service, dishonesty, habitual neglect, persistent and serious deficiencies in performance, or gross incompetence, which conduct is not cured within fifteen (15) days after receipt by Employee of written notice of the conduct; (c) Employee is convicted of a crime; or (d) Employee refuses or fails to act on any reasonable and lawful directive or order from the Chief Executive Officer, which refusal is not cured within fifteen (15) days after receipt by the Employee of written notice thereof. Notice of any termination for Cause shall be given in writing to the Employee, which notice shall set forth in reasonable detail all acts or omission upon which the Company is relying for such termination prior to the effective date of the termination.
3.4    Definition of Resignation for Good Reason. For purposes of this Agreement, resigning for “Good Reason” shall mean if Employee resigns because: (a) there has been a material diminution in his Base Salary (with the parties in agreement that for this purpose, a material diminution means a diminution of at least 10% in Employee’s Base Salary); (b) he is required to be based in an office that is more than 50 miles from the current location of the office; (c) he is assigned duties that are materially inconsistent with his position as Chief Financial Officer and SVP of Corporate Development; or (d) there is a material diminution of his status, office, title, responsibility, or reporting requirements. Notwithstanding the foregoing, Employee’s resignation shall not be considered to be for Good Reason unless Employee provides written notice to the Company of the condition constituting Good Reason within ninety (90) days of the initial existence of such condition, and the Company fails to remedy such condition within thirty (30) days after receipt of such notice from Employee.

Exhibit 10.1

3.5    Excise Tax. If any benefits paid or distributed to, or realized by, Employee pursuant to this Agreement, together with any other amounts or value otherwise paid or distributed to Employee by Glowpoint (e.g., the lapsing of restrictions on Restricted Stock) in connection with a Change in Control or Corporate Transaction (collectively, the "280G Payments"), would be an "excess parachute payment" as defined in Section 280G of the Code and would thereby subject Employee to the tax imposed under Section 4999 of the Code or any similar tax (the "Excise Tax"), then Glowpoint shall pay to Employee the greater of (a) the total value of the 280G Payments payable if reduced to an amount that avoids the triggering of the Excise Tax or (b) the total value of the 280G Payments payable even if the Excise Tax is triggered, such that the total amount of 280G Payments actually received by Employee, net of all applicable taxes (including, without limitation, the Excise Tax), is maximized. In the event that Employee's 280G Payments are reduced pursuant to this Section 3.6, such reduction shall be applied to the 280G Payments by first reducing the prorated annual bonus under Section 3.3(a) then reducing the other Severance Payments under Section 3.3(a), then reducing the benefits under Section 3.3(b), then reducing the benefits described in Section 3.3(c). For purposes of determining the Excise Tax and making any other calculations under this Section 3.6, the determinations of Glowpoint's outside auditing firm will be deemed conclusive and binding on Glowpoint and Employee.
3.6    Section 409A of the Code. The parties intend that any payments and benefits under this Agreement shall be exempt from, or comply with, the requirements of Section 409A of the Code, and this Agreement shall be interpreted and administered in accordance with such intent. In particular, the parties intend that each installment of Severance Payments under this Agreement be treated as a separate payment for purposes of Section 409A of the Code. Moreover, to the extent required to comply with Section 409A of the Code, then notwithstanding any other provision of this Agreement to the contrary: (a) if, at the time of his separation from service, Employee is not a "specified employee" within the meaning of Section 409A of the Code, payment of any nonqualified deferred compensation provided under this Agreement shall commence within sixty (60) days following the date of Employee’s separation from service, and if such sixty-day period begins in one calendar year and ends in a second calendar, such payment shall commence in the second calendar year; or (b) if, at the time of his separation from service, Employee is a "specified employee" within the meaning of Section 409A of the Code, any nonqualified deferred compensation provided under this Agreement shall be paid on the first business day that is at least six (6) months after Employee's separation from service (such six-month period, the “Tolling Period”) and the first such payment shall include all unpaid amounts that otherwise would have been paid prior to that date pursuant to this Agreement.

4.	TERMINATION OBLIGATIONS.
4.1    Return of Property. Employee agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Employee incident to Employee’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Employee’s employment.
4.2    Cooperation. Following any termination of employment, Employee shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Employee shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Employee’s employment by the Company.

5.	INVENTIONS AND PROPRIETARY INFORMATION; PROHIBITION ON THIRD PARTY INFORMATION.
5.1    Proprietary Information. Employee hereby covenants, agrees and acknowledges as follows:
(a)    The Company is engaged in a continuous program of research, design, development,

Exhibit 10.1

production, marketing and servicing with respect to its business.
(b)    Employee's employment hereunder creates a relationship of confidence and trust between Employee and the Company with respect to certain information pertaining to the business of the Company or pertaining to the business of any customer of the Company which may be made known to the Employee by the Company or by any customer of the Company or learned by the Employee during the period of Employee's employment by the Company.
(c)    The Company possesses and will continue to possess information that has been created, discovered or developed by, or otherwise becomes known to it (including, without limitation, information created, discovered or developed by, or made known to, Employee during the period of Employee's employment or arising out of Employee's employment and which pertains to the Company’s actual or contemplated business, products, intellectual property or processes) or in which property rights have been or may be assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged and is treated by the Company as confidential.
(d)    Any and all inventions, products, discoveries, improvements, processes, manufacturing, marketing and services, methods or techniques, formulae, designs, styles, specifications, data bases, computer programs (whether in source code or object code), know-how, strategies and data, whether or not patentable or registrable under copyright or similar statutes, made, developed or created by Employee (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the period of Employee's employment by the Company which pertains to the Company's actual or contemplated business, products, intellectual property or processes (collectively hereinafter referred to as “Developments”), shall be the sole property of the Company and will be promptly and fully disclosed by Employee to the Board without any additional compensation therefor, including, without limitation, all papers, drawings, models, data, documents and other material pertaining to or in any way relating to any Developments made, developed or created by Employee as aforesaid. The Company shall own all right, title and interest in and to the Developments and such Developments shall be considered “works made for hire” for the Company under applicable law. If any of the Developments are held for any reason not to be “works made for hire” for the Company or if ownership of all right, title and interest in and to the Developments has not vested exclusively and immediately in the Company upon creation, Employee irrevocably assigns, without further consideration, any and all right, title and interest in and to the Developments to the Company, including any and all moral rights, and “shop rights” in the Developments recognized by applicable law. Employee irrevocably agrees to execute any document requested by the Company to give effect to this Section 5.1 such as an assignment of invention or other general assignments of intellectual property rights, without additional compensation therefor.
(e)     Employee will keep confidential and will hold for the Company's sole benefit any Development which is to be the exclusive property of the Company under this Section 5.1 irrespective of whether any patent, copyright, trademark or other right or protection is issued in connection therewith.
(f)     Employee also agrees that Employee will not, without the prior approval of the Chief Executive Officer, use for Employee's benefit or disclose at any time during Employee's employment by the Company, or thereafter, except to the extent required by the performance by Employee of Employee's duties, any information obtained or developed by Employee while in the employ of the Company with respect to any Developments or with respect to any customers, clients, suppliers, products, services, prices, employees, financial affairs, or methods of design, distribution, marketing, service, procurement or manufacture of the Company or any confidential matter, except information

Exhibit 10.1

which at the time is generally known to the public other than as a result of disclosure by Employee not permitted hereunder. Notwithstanding the foregoing, the following will not constitute confidential information for purposes of this Agreement: (i) information which is or becomes publicly available other than as a result of disclosure by the Employee; (ii) information designated in writing by the Company as no longer confidential; or (iii) information known by Employee as of the date of this Agreement, to the extent Employee can document such prior knowledge. In addition, Employee may use or disclose Company confidential information to the extent Employee is legally compelled to disclose such information; provided, that prior to any such compelled disclosure, Employee shall give the Company reasonable advance notice of any such disclosure and shall cooperate with the Company in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure and/or use of such information. Employee will comply with all intellectual property disclosure policies established by the Company from time to time with respect to the Company's confidential information, including with respect to Developments.
5.2    Non-Disclosure of Third Party Information. Employee represents, warrants and covenants that Employee shall not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others at any time, including but not limited to any proprietary information or trade secrets of any former employer, if any; and Employee acknowledges and agrees that any violation of this provision shall be grounds for Employee’s immediate termination and could subject Employee to substantial civil liabilities and criminal penalties. Employee further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Employee to disclose or use any such third party proprietary information or trade secrets.
5.3    Injunctive Relief. Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 5 would be inadequate and, therefore, agrees that the Company shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach.

6.	LIMITED AGREEMENT NOT TO COMPETE OR SOLICIT.
6.1    Non-Competition. During the Term and also after expiration or termination of the Term if, and only for so long as, Employee is receiving the Severance Payments (collectively, the “Restricted Period”), unless mutually agreed otherwise by the Employee and the Company, Employee shall not, directly or indirectly, work as an employee, consultant, agent, principal, partner, manager, officer, or director for any person or entity who or which engages in a substantially similar business as the Company. For purposes of this Agreement, the Company is currently engaged in the business of designing, developing, providing and selling video communication services; provided, that the Restricted Period shall run concurrently with, and shall not be extended for, the Tolling Period, if any.
6.2    Non-Solicitation. Employee shall not, during the Restricted Period, either directly or indirectly: (a) call on or solicit for similar services, or, encourage or take away any of the Company’s customers or potential customers about whom Employee became aware or with whom Employee had contact as a result of Employee’s employment with the Company, either for benefit of Employee or for any other person or entity; or (b) solicit, induce, recruit, or encourage any of the Company’s employees or contractors to leave the employ of the Company or cease providing services to the Company on behalf of the Employee or on behalf of any other person or entity; or (c) hire for himself or any other person or entity any employee who was employed or engaged by the Company within six months prior to the termination of Employee’s employment.
6.3    Limitations; Remedies. The Employee further agrees that the limitations set forth in this Section 6 (including, without limitation, any time limitation) are reasonable and properly required for the adequate protection of the businesses of the Company. The Employee agrees that the lack of territorial limit

Exhibit 10.1

is reasonable given the global reach of the Company. If any of the restrictions contained in Sections 6.1 and 6.2 are deemed by a court or arbitrator to be unenforceable by reason of the extent, duration or geographic scope thereof, or otherwise, then the parties agree that such court or arbitrator may modify such restriction to the extent necessary to render it enforceable and enforce such restriction in its modified form. The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 6 would be inadequate and, therefore, agrees that the Company shall be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach.

7.	ALTERNATIVE DISPUTE RESOLUTION.
7.1    The Company and Employee mutually agree that any controversy or claim arising out of or relating to this Agreement or the breach thereof, or any other dispute between the parties arising from or related to Employee’s employment with the Company, shall be submitted to mediation before a mutually agreeable mediator. In the event mediation is unsuccessful in resolving the claim or controversy, such claim or controversy shall be resolved by arbitration
7.2    Company and Employee agree that arbitration shall be held in New Jersey, before a mutually agreed upon single arbitrator licensed to practice law, in accordance with the rules of the American Arbitration Association. The arbitrator shall have authority to award or grant legal, equitable, and declaratory relief. Such arbitration shall be final and binding on the parties. If the parties are unable to agree on an arbitrator, the matter shall be submitted to the American Arbitration Association solely for appointment of an arbitrator.
7.3    The claims covered by this Agreement (“Arbitrable Claims”) include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract (including this Agreement) or covenant (express or implied); tort claims; claims for discrimination (including, but not limited to, race, sex, religion, national origin, age, marital status, medical condition, or disability); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); and claims for violation of any federal, state, or other law, statute, regulation, or ordinance, except claims excluded in the following paragraph. The parties hereby waive any rights they may have to trial by jury in regard to Arbitrable Claims.
7.4    This Section 7 does not cover (a) claims that Employee may have for Workers' Compensation State disability or unemployment compensation benefits or (b) either party's right to obtain provisional remedies, or interim relief from a court of competent jurisdiction.
7.5    Arbitration under this Agreement shall be the exclusive remedy for all Arbitrable Claims. This agreement to mediate and arbitrate survives termination of Employee’s employment.

8.	AMENDMENTS; WAIVERS; REMEDIES.
This Agreement may not be amended or waived except by a writing signed by Employee and by a duly authorized representative of the Company. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

9.	ASSIGNMENT; BINDING EFFECT.
9.1    Assignment. The performance of Employee is personal hereunder, and Employee agrees that Employee shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.
9.2    Binding Effect. Subject to the foregoing restriction on assignment by Employee, this

Exhibit 10.1

Agreement shall inure to the benefit of and be binding upon each of the parties, the affiliates, officers, directors, agents, successors and assigns of the Company, and the heirs, devisees, spouses, legal representatives and successors of Employee.

10.	SEVERABILITY.
If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

11.	TAXES.
All amounts paid under this Agreement (including, without limitation, Base Salary) shall be reduced by all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

12.	GOVERNING LAW.
The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to New Jersey conflict of laws principles.

13.	INTERPRETATION.
This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

14.	OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT.
The Parties' rights and obligations that by their nature would extend beyond the termination or expiration of this Agreement, including, without limitation, the confidentiality, non-solicit and non-compete provisions, shall survive such termination or expiration.

15.	AUTHORITY.
Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

16.	ENTIRE AGREEMENT.
This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous representations, discussions, proposals, negotiations, conditions, communications and agreements, whether written or oral, between the parties relating to the subject matter hereof and all past courses of dealing or industry custom, including, without limitation, the Consulting Agreement dated July 13, 2010 between the parties and also the Prior Agreements. Employee acknowledges Employee has had the opportunity to consult legal counsel concerning this Agreement, that Employee has read and understands the Agreement, that Employee is fully aware of its legal effect, and that Employee has entered into it freely based on Employee’s own judgment and not on any representations or promises other than those contained in this Agreement.

Exhibit 10.1

In Witness Whereof, the parties have duly executed this Agreement as of the date first written above.

Glowpoint, Inc.	Employee
/s/ Joseph Laezza Name: Joseph Laezza Title: President and CEO	/s/ Tolga Sakman Alp Tolga Sakman